Exhibit 4.9

        June 6, 2005

The Huff Alternative Fund, L.P.
The Huff Alternative Parallel Fund, L.P.
1776 On The Green
67 Park Place
Morristown, New Jersey 07960
Attn: Ed Banks

Dear Mr. Banks

        This Letter Agreement is entered into this 6th day of June, 2005. Reference is made to that certain Stock Purchase Agreement, dated as of February 7, 2005 (the "Purchase Agreement"), by and between CKX, Inc. (the "Company") and the investors signatory thereto (the "Investors") and that certain Registration Rights Agreement dated February 7, 2005 between the Company and the Investors (the "Registration Rights Agreement"). In consideration for the agreements set forth herein, the Company and the Investors hereby agree as follows:

        1.     Simultaneous with the execution hereof, the Investors will execute and deliver a Lock-Up Agreement with Bear, Stearns & Co. Inc., in the form attached hereto as Annex A (the "Bear Stearns Lock-Up Agreement").

        2.     If the Company shall receive a written request by the Investors delivered not later than ten (10) business days following the end of the Lock-Up Period (as such term is defined in the Bear Stearns Lock-Up Agreement), the Company shall use its best efforts to file (as expeditiously as practicable), have declared effective by the Securities and Exchange Commission, and to maintain the effectiveness of, a registration statement (the "Registration Statement") with respect to (i) all shares of common stock then held by the Investors, (ii) all shares of common stock issuable to the Investors upon conversion or exercise of securities acquired directly, under the Purchase Agreement and (iii) all shares of shares of common stock acquired as a result of a stock split, stock dividend, recapitalization or similar event. The Company shall be responsible for all costs and expenses directly incurred in connection with the filing and maintenance of the Registration Statement, provided, however that the Investors shall be responsible for all costs and expenses incurred in connection with sale of the shares, including any underwriting, brokerage or transactions fees as well as all legal fees of counsel retained by the Investors with respect to the registration and sale of the shares of common stock, except that the Company will reimburse the Investors for up to $75,000 of such legal fees and expenses. Notwithstanding the obligation of the Company under this Paragraph 2, the Company shall not be required to file or cause a registration statement to be declared effective if the Company is in possession of material information which the Board of Directors determines in good faith it is not in the best interests of the Company to disclose in a registration statement; provided, however, that the Company may only delay registration pursuant to this sentence for a single period not exceeding 30 days. Further provided that if the Company is delayed in filing such Registration Statement due to a pending material transaction, the Company shall use its best efforts to promptly file such financial and other information (and where applicable pro forma financial information) on Form 8-K such that such Registration Statement can be filed as promptly as possible.

        3.     The Company hereby waives the restrictions set forth in Section 11.1(a) of the Purchase Agreement to the extent necessary to allow the Investors to sell shares of common stock pursuant to the Registration Statement, subject to the volume limitations set forth in Paragraph 4 below, and in a Second Offering pursuant to paragraph 6 below. The Company hereby agrees to indemnify and hold harmless the Investors from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys fees and expenses) the Investors may incur in the event such waiver is challenged or determined to be ineffective in any respect.

        4.     The Investors agree that, from the end of the Lock-Up Period until February 7, 2006, they shall not, in any single business day, sell an aggregate number of shares of common stock in excess of 1% of the Average Daily Trading Volume, and further, in no event shall the Investors sell an aggregate number of shares of common stock on any single day representing more than 1 1/2% of the total daily trading volume for such day, regardless of the Average Daily Trading Volume. For the purposes of this Paragraph 4, "Average Daily Trading Volume" shall mean the average reported daily trading volume of Company common stock for the five trading days immediately preceding the day on which the Investors seek to sell shares of common stock. The Investors agree that the volume restrictions set forth in this Paragraph 4 shall apply to all shares of common stock that the Investors sell pursuant to the Registration Statement but shall not apply to (i) 4,606,918 shares of common stock which may be sold privately pursuant to an exemption from registration, (ii) any shares of common stock included in a Second Offering as provided in paragraph 6 hereof, or (iii) any shares sold in accordance with Paragraph 7 hereof.

        5.     The Company and Investors agree that, upon the effectiveness of the Registration Statement: (i) all rights of the Investors under Section 2(a) of the Registration Rights Agreement shall terminate, and (ii) the obligation of the Company under the second paragraph of that certain Side Letter Agreement dated as of March 15, 2005 (the "Side Letter Agreement") to use its best efforts to register the Conversion Shares (as such term is defined in the Side Letter Agreement) shall immediately terminate; provided that the rights referred to in clause (i) of this Paragraph shall be reinstated automatically if the Company shall fail to maintain the effectiveness of such Registration Statement, shall fail to comply with the provisions of paragraph 6 hereof or shall otherwise violate the provisions of this Letter Agreement; provided that it shall not be deemed to be a violation of this Letter Agreement if from time to time the Company prohibits sales under the Registration Statement due to a pending material transaction, so long as the Company shall use its best efforts to promptly file such financial and other information (and where applicable pro forma financial information) on Form 8-K such that such prohibition can be lifted as promptly as possible. The Company and the Investors agree that the obligations of the Company and the Investors (as applicable) under Sections 1, 4, 5, 7-11, and 13-22 of the Registration Rights Agreement applicable to a registration effected under Section 2(a) thereof shall apply to a registration statement made pursuant to this Letter Agreement. To the extent, if any, that such sections of the Registration Rights Agreement contain terms or conditions more restrictive on the Investors than those contained in this Letter Agreement, the terms and conditions contained in this Letter Agreement shall control.

        6.     Notwithstanding the provisions of paragraph 4 and 5 of this Letter Agreement, the Company agrees that in the event that it effects a second underwritten public offering of shares of its common stock (a "Second Offering"), the Company will include in any Second Offering and registration at least 4,606,918 shares of common stock of the Company held by the Investors and that the provisions of Paragraph 4 shall not apply to the Investor's shares of common stock included in a Second Offering.

        7.     The Company acknowledges that, from and after the end of the Lock Up Period, the Investors may sell, transfer or otherwise dispose of any of the 6,051,253 shares of common stock received upon conversion of the Series A Convertible Redeemable Preferred Stock in a private transaction, provided, however that the purchaser or recipient thereof shall be required to execute a lock up agreement, in form and substance reasonably satisfactory to the Company, pursuant to which such purchaser or recipient shall agree not to sell, transfer or otherwise dispose of such shares prior to April 7, 2006.

        Each of the undersigned hereby represents and warrants that the execution of this Letter Agreement has been duly authorized by the Company or the Investors, as the case may be, and that the person signing this Letter Agreement on behalf of the Company or the Investors, as applicable, has the full power and authority to enter into this Letter Agreement on behalf of the Company or the

Investors and to bind the Company or the Investors, and that this Letter Agreement is binding upon the Company and the Investors.

Sincerely,
CKX, INC.
By:	/s/ TOM BENSON Name: Tom Benson Title: Chief Financial Officer

Agreed and Accepted this
6th day of June 2005:

The Huff Alternative Fund, L.P.
By:	/s/ EDWIN BANKS Name: Edwin Banks Title:
The Huff Alternative Parallel Fund, L.P.
By :	/s/ EDWIN BANKS Name: Edwin Banks Title:

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